Exhibit 10.27

August 13, 2013

Stephen R. Cook
851 Alvermar Ridge Drive
McLean,VA 22102

Dear Stephen:

This letter agreement (this “Letter” or “Agreement”) will confirm your continued employment with Sirius XM Radio Inc. (the “Company” or “Sirius XM”) on a full-time basis as Executive Vice President - Sales & Automotive. The Company anticipates that your services will be performed primarily at the Company’s office in Washington, D.C. If you accept this offer of continued employment, the terms of this Agreement shall take effect as of August 13, 2013 (the “Effective Date”) and shall continue until terminated pursuant to the provisions set forth herein.

During your employment with the Company, you shall be paid an annual base salary of $600,000 (the “Base Salary”), less applicable withholdings, to be paid on a semi-monthly basis through the Company’s regular payroll system and subject to any increases that the Company may approve in its sole discretion.

You also will be eligible to participate in any bonus plans generally offered to executive officers of the Company. Your target annual bonus opportunity shall be 150% of your Base Salary (the “Bonus”). Bonus(es) will be subject to your individual performance and satisfaction of Company objectives, as determined by the Company in its sole discretion.

You will be eligible to participate in any Company provided benefit programs and other policies and fringe benefits which may generally be made available to full-time employees at your level.

On the first business day following the Effective Date on which the Company and you are not subject to a blackout restriction (the “First Trading Day”), the Company shall grant to you the following:

(i)an option to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day, with the number of shares of Common Stock subject to such option being that necessary to cause the Black-Scholes-Merton value of such option on the First Trading Day to be equal to $4,400,000, determined by using inputs consistent with those the Company uses for its financial reporting purposes. Such options shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A.
(ii)a number of restricted stock units equal to $1,000,000 divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day. Such restricted stock units shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B.

At least sixty (60) days before the fourth (4th) anniversary of the Effective Date, the Company agrees to negotiate in good faith with you regarding an additional equity grant. The Company shall not, however, have any obligation to provide you with any additional equity grants other than those set forth in this Agreement.

You agree to comply in all respects with the Company’s employee handbook, including its Code of Ethics and Information Security and Privacy Policies, and all other applicable Company’s policies and practices. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans, and the specific duties of your position from time to time.

Your employment at the Company is for no specified period of time. It is an at-will employment relationship, and either you or the Company may terminate the relationship at any time, for any reason, with or without Cause upon thirty (30) days prior written notice by either party, other than in the case of a Cause termination which will be effective immediately upon a notice by the Company.

If the Company terminates your employment without Cause (as defined below), and your employment is not terminated due to your death or Disability (as defined below), or if you terminate your employment for Good Reason (as defined below), then, in addition to your rights under any equity award agreements between you and the Company, you shall be entitled to receive the following as severance (the “Severance Amount”) (in addition to any salary, benefits or other sums due to you through your termination date):
(i) an amount equal to your annualized Base Salary then in effect

(ii) an amount equal to the Bonus last paid to you in respect of the fiscal year immediately preceding the fiscal year of termination; and

(iii) continuation of group health insurance benefits for a period of twelve (12) months following your termination date, provided pursuant to Section 4980B of the Internal Revenue Code of 1986 (“COBRA”), and comparable to the terms in effect for the Company’s active employees, except that benefits otherwise receivable by you pursuant to this paragraph will be applied against the maximum period of continuation coverage under COBRA; provided that (a) the Company will not provide for cash in lieu of such benefits; (b) you timely complete all required paperwork to continue such benefits pursuant to COBRA; and (c) such coverage, and the Company’s agreement to pay for such coverage, shall terminate as of the date that you are eligible for comparable benefits from a new employer. You shall notify the Company within thirty (30) days after becoming eligible for coverage of any such comparable benefits.

The Company’s obligations under the preceding paragraph shall be conditioned upon you executing, delivering, and not revoking during any applicable revocation period, a separation agreement, and waiver and release of claims against the Company (“Release”), substantially in the form attached to this Agreement as Exhibit C within forty-five (45) days of the date of termination of your employment. The Severance Amount shall be paid in a lump sum on the sixtieth (60th) day following the date of termination of your employment.

For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

(i)a breach by you of the terms of this Agreement provided that such breach remains uncured, as determined by the Company in its reasonable discretion, after thirty (30) days have elapsed following the date on which the Company gives you written notice of such breach;
(ii)performance of your duties in a manner deemed by the Company, in its reasonable discretion, to be negligent;
(iii)any act of insubordination, dishonesty, misappropriation, embezzlement, fraud, or other misconduct by you involving the Company or any of its affiliates;

(iv)the conviction of or the plea of nolo contendere or the equivalent by you of any crime other than a traffic violation;
(v)any action by you causing damage to or misappropriation to any property of the Company or any of its affiliates;
(vi)your failure to comply with the policies and procedures of the Company in effect from time to time, including its Code of Ethics and Information and Security Policies; or
(vii)conduct by you that demonstrates unfitness to serve as an employee of the Company or any of its affiliates including any act, whether or not performed in the workplace, which subjects, or if publicly known, would likely subject the Company or any of its affiliates to public ridicule or embarrassment, or would likely be detrimental or damaging to the Company’s or any of its affiliates’ reputation or relationships with their subscribers, customers, vendors or employees.

For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without your prior written consent) for a period of thirty (30) days after delivery to the Company by you of a written notice within thirty (30) days of the occurrence of such event, during which such thirty (30)-day period of continuation the Company shall be afforded an opportunity to cure such event:

(i) any material reduction in, or adverse alteration to, your Base Salary, title, duties or responsibilities from that in effect as of the Effective Date; provided that any reduction in, or alteration to, your duties and responsibilities with respect to the Company’s businesses relating to auto remarketing, retail sales and marketing, or winbacks shall not constitute a Good Reason event; or

(ii) any requirement that you report to work at a location more than thirty-five (35) miles from Bethesda, Maryland, for more than ninety (90) days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s office as a result of natural disasters, terrorism, acts of war or God or travel in the ordinary course of business.

For purposes of this Agreement, “Disability” means your incapacity due to physical or mental illness to perform the duties of your position for more than 180 days within any twelve (12) month period.

During your employment and for twelve (12) months following the termination of your employment by you or the Company for any reason (such period, the “Restricted Period”), you will not, directly or indirectly, enter into the employment of, render services to, or otherwise assist, any person or entity engaged in any operations in North America involving the transmission or production of radio programming or any activity that competes with the business of the Company, including, without limitation, telematics (any such person or entity, a “Competitor”). For purposes of this Agreement, the term "radio" shall be defined broadly and shall include traditional radio, terrestrial radio, satellite radio, digital radio, internet broadcasts, internet streaming, internet radio and radio devices and methods now known and hereafter developed. Should any provision of this paragraph be declared unenforceable by a court, then to the extent applicable this paragraph shall be deemed modified to restrict your competition with the Company to the maximum extent of time, scope and geography which the court shall find enforceable, and such paragraph shall be so enforced.

Without limiting the generality of the foregoing, you agree that during your employment you will not negotiate or enter into any discussions, or allow any other person or entity to discuss or negotiate on your behalf, with any Competitor concerning employment with or rendering services to such Competitor. You also agree that during the Restricted Period, you will (i) not call on or otherwise solicit business or assist others to solicit business from any of the customers or potential customers of the Company as to any product or service that competes with the Company as of the termination date of your employment; and (ii) not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. As used herein, “solicit” shall include directly or indirectly requesting, encouraging, enticing, assisting, or causing.

You agree that during your employment and thereafter, you shall not make any statements or comments that could be considered to shed an adverse light on the business or reputation of the Company; provided that the foregoing limitation shall not apply to your compliance with law or legal process.

You shall not accept or receive, either directly or indirectly, money, services or any other valuable consideration (other than your compensation paid directly through the Company's payroll department) in connection with or related to your participation, directly or indirectly, in program material broadcast or transmitted by the Company, or for playing certain content or broadcasting any matter, including references to, or endorsement or identification of, any product, service or content.  You shall notify the Company immediately in writing of receipt of any such payment or thing of value or any approaches or overtures made to you by anyone to insert, use or otherwise mention, refer or endorse of any product, service, content or other matter in any programming by the Company.

You represent and warrant that neither you nor any member of your immediate family has any interest, either directly or indirectly, in any record company, retail store, music or video publishing (physical or electronic) company, internet or new technology interests, concert promotion company, professional singers or musicians.  Should you or any such family member acquire any such interest (other than an interest acquired solely as a result of the purchase of less than 5% of the equity securities of a publicly traded corporation), such acquisitions shall be promptly reported in writing to the Company’s General Counsel. Notwithstanding the foregoing, the Company acknowledges that in the event your son enters into an agreement with a record label, concert promotion company, professional singer or musician, such agreement shall not be considered a violation of this Agreement; provided that such agreement does not interfere with your obligations to the Company under this Agreement.
You acknowledge that in the course of your employment you will occupy a position of trust and confidence. You shall not, except as may be required to perform your duties or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company's business and operations that is not publicly disclosed by the Company and that was learned by you in the course of your employment by the Company, including any proprietary knowledge, business plans, business strategies, budget information, product plans, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, employee information, pricing and cost data, and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information. Confidential Information shall not include information that becomes public other than through disclosure, directly or indirectly, by you or information you are required to disclose by law or legal process (provided that you provide the Company immediately with prior written notice of the legally required disclosure and reasonably cooperate with the Company in seeking a protective order or other appropriate protection of such information if it chooses to do so). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by you in the course of your employment by the Company.

The results and proceeds of your services (collectively, the “Work Product”) shall be “works made for hire” for the Company under United States Copyright Law and shall be the exclusive property of the Company. You shall promptly execute and deliver all documents necessary to transfer all right, title and interest in the Work Product to the Company. You hereby covenant to the Company that no Work Product will infringe upon or violate any intellectual property rights or any other rights whatsoever of any third parties. To the extent that any of the results and proceeds of your services may not, by operation of law, be “works made for hire,” you hereby assign to the Company ownership of these materials, and the Company shall have the right to obtain and hold in its own name or transfer to others, copyrights, and similar protection which may be available in such materials. Any preexisting works utilized by you in the performance of your duties shall remain your exclusive property.

With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A, and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which such Separation from Service takes place shall be your termination date. Notwithstanding any provisions of this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of your Separation from Service and if any portion of the payments or benefits to be received by you upon Separation from Service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following your Separation from Service and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following your Separation from Service will instead be paid or made available on the earlier of (1) the first (1st) business day of the seventh (7th) month following the date of your Separation from Service and (2) your death. In addition, you acknowledge and agree that you are a manager, and thereby meet the requirements of a “management employee” for purposes of New York’s Broadcast Employees Freedom to Work Act.

To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). The Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of your employment may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A.

With respect to any amount of business expenses eligible for reimbursement pursuant to Company policy, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from you in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of your taxable year following the taxable year in which you incur the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

You acknowledge that a portion of the compensation being paid to you by the Company is paid expressly in consideration of the covenants contained herein. You also acknowledge that: (a) the restrictions contained in this Agreement are reasonable in order to protect the legitimate business interests of the Company; (b) a breach by you of any of the terms of this Agreement could result in immediate and irreparable harm to the Company that may not be adequately compensated by a monetary award; and (c) in the event of any such breach, in addition to all of the other remedies available to the Company at law or in equity, it would be reasonable for the Company to seek a restraining order, injunction, a decree of specific performance and/or other equitable relief to ensure compliance with the terms of this Agreement.

You hereby represent and warrant to the Company that you are not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair your performance of your job duties or your obligations under this Agreement.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a change of control of the Company or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury

Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to you and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

At the time that payments are made under this Agreement, the Company will provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If you object to the Company’s calculations, the Company will pay to you such portion of the Total Payments (up to 100% thereof) as you determine is necessary to result in the proper application of the preceding paragraphs. All determinations required by the preceding paragraphs (or requested by either you or the Company in connection with this paragraph) will be at the expense of the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights you have under this Agreement.

If you receive reduced payments and benefits by reason of the preceding paragraphs and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that you could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay you the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

This Agreement, and any documents incorporated herein by reference, constitutes the entire agreement between the parties regarding their employment relationship and supersedes any and all prior agreements, understandings and communications between the parties, including the prior letter between you and the Company dated September 20, 2011, but excluding any equity award agreements between you and the Company. Should any provision of this Agreement be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties irrevocably and unconditionally waive the right to a jury trial concerning any dispute between them, including any claims relating to the employment relationship between them or that arise out of or relate to this Agreement.

If any term of this Agreement conflicts with any practice or policy of the Company, now or in the future, the terms of this Agreement will control. The terms of this Agreement may not be changed except by written agreement signed by you and either the Chief Executive Officer, the Executive Vice President and Chief Administrative Officer, or the General Counsel of the Company.

We ask that you confirm your understanding and acceptance of the terms and conditions contained herein by signing the attached copy of this Agreement and returning it to me as soon as possible.

Sincerely,

/s/ Dara F. Altman
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

I have read this Agreement and understand
and agree to its terms:
this 12th day of August, 2013:

/s/ Stephen R. Cook
STEPHEN R. COOK

Exhibit A
SIRIUS XM RADIO INC.
2009 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
2013 COMPENSATION AWARD

This STOCK OPTION AGREEMENT (this “Agreement”), dated August __, 2013, is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and STEPHEN R. COOK (the “Executive”).

1.Grant of Option; Vesting. (a)  Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the letter agreement dated August __, 2013 between the Company and the Executive (the “Letter Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase ______________________ (_________) shares of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $____ (the “Exercise Price”). This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.
(b)Subject to the terms of this Agreement, this Option shall vest and become exercisable in four (4) equal installments on each of August __, 2014, August __, 2015, August __ 2016 and August __, 2017, subject to the Executive’s continued employment on each of these dates.
(c)If the Executive’s employment with the Company terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment is terminated (i) due to death or “Disability” (as defined in the Letter Agreement); or (ii) by the Company without “Cause” (as defined in the Letter Agreement); or (iii) by the Executive for “Good Reason” (as defined in the Letter Agreement), then the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. In the event of the termination of the Executive’s employment due to Disability, the waiver of the condition contained above that the Executive be an employee of the Company shall be conditioned upon the Executive executing a release in accordance with the Letter Agreement.
2.Term. This Option shall terminate on August __, 2023 (the “Option Expiration Date”); provided that if:
(a)the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, by the Company without Cause, or by the Executive for Good Reason, the Executive (or his beneficiary, in the case of death) may exercise this Option in full until the first (1st) anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;
(b)the Executive’s employment with the Company is terminated for Cause, this Option shall be cancelled upon the date of such termination; and
(c)the Executive voluntarily terminates his employment with the Company without Good Reason, the Executive may exercise any vested portion of this Option until ninety (90) days following the date of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date.

3.Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.
4.Change of Control. In the event of a Change of Control, the Option shall be governed by the terms of the Plan; provided that any transactions between the Company, on the one hand, and Liberty Media Corporation and/or any of its affiliates, on the other hand, shall not constitute a Change of Control for purposes of the Plan. Further, any Change of Control that occurred prior to the date hereof shall not affect the vesting and exercise schedule set forth for this Agreement.
5.Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void.
6.Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such taxes in any manner permitted by the Plan.
7.Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate the employment of the Executive at any time, subject to the terms of the Letter Agreement or any other similar written agreement between the Company and the Executive.
8.Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and this Option.
9.Agreement Subject to the Plan. This Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. The Employee acknowledges that a copy of the Plan is posted on the Company’s intranet site and the Employee agrees to review it and comply with its terms. This Agreement, the Letter Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to this Option.
10.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.
11.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel; and Executive: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

12.Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
13.Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
SIRIUS XM RADIO INC.

By:	Exhibit A
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

Exhibit A
STEPHEN R. COOK

Exhibit B
SIRIUS XM RADIO INC.
2009 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
2013 COMPENSATION AWARD

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated August __, 2013, is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and STEPHEN R. COOK (the “Executive”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Inc. Long-Term Stock Incentive Plan (the “Plan”), and the letter agreement dated August __, 2013, between the Company and the Executive (the “Letter Agreement”), the Company hereby grants ________________ restricted share units (“RSUs”) to the Executive. Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been registered in the Company’s register of stockholders. For purposes of clarity, once an RSU vests and a Share is issued to the Executive pursuant to this Agreement, such RSU is no longer considered an RSU for purposes of this Agreement.

4. Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on August __, 2017, the Company shall issue, or cause there to be transferred, to the Executive (or his beneficiary, in the case of death) an amount of Shares representing an equal number of the RSUs granted to the Executive under this Agreement, if the Executive continues to be employed by the Company on August __, 2017.

(b) If the Executive’s employment with Company terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment is terminated (i) due to death or “Disability” (as defined in the Letter Agreement); or (ii) by the Company without “Cause” (as defined in the Letter Agreement); or (iii) by the Executive for “Good Reason” (as defined in the Letter Agreement), then the unvested portion of the RSUs, to the extent not previously cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive (or to the Executive’s estate in the case of death) the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited). In the event of the termination of the Executive’s employment due to Disability, the waiver of the condition contained above that the Executive be an employee of the Company shall be conditioned upon the Executive executing a release in accordance with the Letter Agreement.

5. Change of Control. In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, on the one hand, and Liberty Media Corporation and/or any of its affiliates, on the other hand, shall not constitute a Change of Control for purposes of the Plan. Further, any Change of Control that occurred prior to the date hereof shall not affect the vesting and exercise schedule set forth for this Agreement.

6. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of certificates representing the Shares pursuant to this Agreement, collect from the Executive the amount of any such taxes in any manner permitted by the Plan.

8. Rights of the Executive. Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate the employment of the Executive at any time, subject to the terms of the Letter Agreement or any other similar written agreement between the Company and the Executive.

9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. The Employee acknowledges that a copy of the Plan is posted on the Company’s intranet site and the Employee agrees to review it and comply with its terms. This Agreement, the Letter Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to the RSUs.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:        Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel

Executive:        Stephen R. Cook
Address on file at the
office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	Exhibit B	Exhibit B
	Dara F. Altman	STEPHEN R. COOK
Executive Vice President and
Chief Administrative Officer

Exhibit C
AGREEMENT AND RELEASE
This Agreement and Release, dated as of _________, 20__ (this “Agreement”), is entered into by and between STEPHEN R. COOK (the “Executive”) and SIRIUS XM RADIO INC. (the “Company”).
The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:
1.The Executive’s employment with the Company is terminated as of _____________, 20__ (the “Termination Date”).
2.The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of the letter agreement between the Executive and the Company dated as of August __, 2013 (the “Letter Agreement”), and the exhibits thereto; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive as required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, or other equity award agreements or plans.
3.The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its parents, subsidiaries and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Letter Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company pursuant to any applicable Company policies; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment; and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.
4.The Executive specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621‑634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has forty-five (45) days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.
5.Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.
6.The Executive acknowledges that he has read and understands the foregoing release and executes it voluntarily and without coercion.
7.This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.
8.The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any Released Party.
9.The Executive shall not make any disparaging remarks about the Company, or its parents, subsidiaries and affiliated companies, or its or their officers, agents, employees, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. The Company shall not, and shall instruct its officers not to, make any disparaging remarks about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law.
10.The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.
11.In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.
12.The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

13.This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.
14.This Agreement, the Letter Agreement, [and list any outstanding award agreements] between the Executive and the Company contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.
15.The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.
16.This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.
17.The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date; provided that the Executive will be able to keep his cell phones, blackberries, personal computers, personal rolodex and the like so long as any confidential information is removed from such items.
18.Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of Company clients, nonsolicitation of Company employees and noncompetition with the Company shall remain in full force and effect.
19.Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.
SIRIUS XM RADIO INC.

Dated:	By:	Exhibit C
Name:
Title:

Dated:	Exhibit C
STEPHEN R. COOK